                                                                                                         Exhibit 20.2




          Pro Forma Condensed Consolidated Balance Sheet (Unaudited)
                              September 30, 2004
                                (in thousands)

                                                                 Historical                            Pro Forma
                                                               September 30,        Lattice          September 30,
                                                                  2004 (A)        Acquisition            2004
                                                              -----------------  ---------------    -----------------

Assets
     Current assets:
        Cash and cash equivalents                                  $    31,816          $     -  B1     $     31,816
        Accounts receivable, prepaid expenses and
           other current assets                                         10,225                -               10,225
        Interest rate swap assets, at fair value                         2,234                -                2,234
                                                              -----------------  ---------------    -----------------
               Total current assets                                     44,275                -               44,275

Restricted cash                                                         23,734          (5,750)  B1           17,984
     Fixed assets, net                                                 431,308         100,909   B2          532,217
     Intangible assets, net                                            124,551          16,850   B2          141,401
     Deferred debt issuance costs, net                                  14,356                -               14,356
     Other assets                                                        6,887                -                6,887
                                                              -----------------  ---------------    -----------------
                                                                   $   645,111       $  112,009         $    757,120
                                                              =================  ===============    =================

Liabilities and Stockholders' Equity
     Current liabilities:
        Accounts payable and accrued expenses                      $    17,786       $        -         $     17,786
        Dividends payable                                               19,060                -               19,060
        Deferred revenue                                                12,022                -               12,022
        Interest rate swap liabilities, at fair value                      488                -                  488
        Current portion of long-term debt and
           mortgage loan                                                 8,083                -                8,083
                                                              -----------------  ---------------    -----------------
               Total current liabilities                                57,439                -               57,439
        Long-term debt, less current portion                           406,730          111,750  B1          518,480
        Other liabilities                                                6,601              259  B2            6,860
               Total liabilities                              -----------------  ---------------    -----------------
                                                                       470,770          112,009              582,779

        Stockholders' equity:
           Common stock                                                    507                -                  507
           Additional paid-in capital                                  176,355                -              176,355
           Accumulated other comprehensive income                       (2,521)               -              (2,521)
           Retained earnings                                                 -                -                    -
                                                              -----------------  ---------------    -----------------
                                                                       174,341                -              174,341
                                                              -----------------  ---------------    -----------------
                                                                   $   645,111       $  112,009         $    757,120
                                                              =================  ===============    =================


                                 Pro Forma Condensed Consolidated Statement of Operations (Unaudited)
                                                     Year ended December 31, 2003
                                                 (in thousands except per share data)


                                                              Historical                                 Pro Forma
                                                              Year Ended                                 Year Ended
                                                             December 31,          Lattice              December 31,
                                                               2003 (C)          Acquisition                2003
                                                          -------------------  -----------------     -------------------
Revenues                                                        $    169,233        $    10,255  D1        $    179,488
Direct site operating expenses (excluding
     depreciation, amortization and accretion)                        56,343              2,213  D1              58,556
                                                          -------------------  -----------------     -------------------
Gross margin                                                         112,890              8,042                 120,932
Other expenses:
     Selling, general and administrative (excluding
        non-cash stock-based compensation expense
        for services of $1,479)                                       26,926                189  D1              27,115
     State franchise, excise and minimum taxes                           848                  -                     848
     Depreciation, amortization and accretion                         44,496              6,902  D2              51,398
     Non-cash stock-based compensation expense
        for services                                                   1,479                  -                   1,479
                                                          -------------------  -----------------     -------------------
                                                                      73,749              7,091                  80,840
                                                          -------------------  -----------------     -------------------
Income from operations                                                39,141                951                  40,092

Interest expense, net                                                 20,352              3,911  D3              24,263
Minority interest in net loss of subsidiary                               16                  -                      16
                                                          -------------------  -----------------     -------------------
Income (loss) before income tax benefit                               18,773             (2,960)                 15,813
Income tax benefit                                                       665                  -                     665
                                                          -------------------  -----------------     -------------------
Income (loss) from continuing operations                        $     19,438       $     (2,960)           $     16,478
                                                          ===================  =================     ===================
Basic income from continuing operations per share
     attributable to common stockholders                        $       0.47                               $       0.40
                                                          ===================                        ===================

Diluted income from continuing operations per share
     attributable to common stockholders                        $       0.47                               $       0.40
                                                          ==================                        ===================

Weighted average number of shares of common
     stock outstanding:
     Basic                                                            41,000                                     41,000
                                                          ===================                        ===================
     Diluted                                                          41,112                                     41,112
                                                          ===================                        ===================



                                 Pro Forma Condensed Consolidated Statement of Operations (Unaudited)
                                                 Nine months ended September 30, 2004
                                                 (in thousands except per share data)




                                                                Historical                                     Pro Forma
                                                            Nine Months Ended                              Nine Months Ended
                                                              September 30,            Lattice               September 30,
                                                                 2004 (E)            Acquisition                 2004
                                                          -----------------------  -----------------    --------------------
Revenues                                                          $      134,125         $    9,030 F1      $         143,155
Direct site operating expenses (excluding
     depreciation, amortization and accretion)                            41,290              1,947 F1                 43,237
                                                          -----------------------  -----------------    ---------------------
Gross margin                                                              92,835              7,083                    99,918
Other expenses:
     Selling, general and administrative (excluding
        non-cash stock-based compensation expense
        for services of $3,440)                                           18,035                184 F1                 18,219
     State franchise, excise and minimum taxes                               500                  -                       500
     Depreciation, amortization and accretion                             37,164              5,176 F2                 42,340
     Non-cash stock-based compensation expense                             3,440                  -                     3,440
                                                          -----------------------  -----------------    ---------------------
                                                                          59,139              5,360                    64,499
                                                          -----------------------  -----------------    ---------------------
Income from operations                                                    33,696              1,723                    35,419

Interest expense, net                                                     19,294              2,933 F3                 22,227
Loss on early extinquishment of debt                                       8,449                  -                     8,449
Other income                                                                 (84)                 -                       (84)
                                                          -----------------------  -----------------    ---------------------
Income (loss) before income tax expense                                    6,037             (1,210)                    4,827
Income tax expense                                                          (324)                 -                      (324)
                                                          -----------------------  -----------------    ---------------------
Income (loss) from continuing operations                          $        5,713         $   (1,210)        $           4,503
                                                          =======================  =================    =====================

Basic income from continuing operations per share
     attributable to common stockholders                          $         0.13                            $           0.11
                                                          =======================                       =====================

Diluted income from continuing operations per share
     attributable to common stockholders                          $         0.13                            $           0.11
                                                          =======================                       ======================

Weighted average number of shares of common
     stock outstanding:
     Basic                                                                42,760                                       42,760
                                                          =======================                       ======================
     Diluted                                                              42,760                                       42,760
                                                          =======================                       ======================

   Notes to Pro Forma Condensed Consolidated Financial Statements (Unaudited)
                      (in thousands except per share data)

The unaudited condensed consolidated balance sheet is presented on a pro forma basis to reflect the acquisition of the 235 communication sites previously owned by Lattice Communications, LLC ("Lattice Acquisition") as if it had occurred on September 30, 2004. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2003 and the nine months ended September 30, 2004 are presented on a pro forma basis to reflect the Lattice Acquisition as if it had occurred on January 1, 2003 and January 1, 2004.

The pro forma condensed consolidated financial statements should be read in conjunction with our consolidated financial statements, including the notes thereto, the Lattice Acquisition statements of revenue and certain expenses, including the notes thereto, and our condensed consolidated interim financial statements including the notes thereto. These pro forma condensed consolidated financial statements do not purport to represent our financial position or the results of operations that would actually have occurred assuming the completion of this acquisition as of the dates indicated; nor do they purport to project our financial position or results of operations as of any future date or for any future period.

Adjustments:

A. Reflects our condensed consolidated balance sheet as of September 30, 2004, derived from our unaudited financial statements included in our Form 10-Q for the quarter ended September 30, 2004.

B1. Reflects the $115.0 million purchase price of Lattice Acquisition plus $2.5 million in estimated fees and direct third party costs. The transaction was financed with $5.8 million of restricted cash held in escrow and $111.8 million of borrowings under the credit facility provided by Morgan Stanley.

B2. Reflects the preliminary allocation of the Lattice Acquisition purchase price.

                                                                      Estimated
                                                      Amount             Life
                                                      ------             ----
Purchase price allocation:
Fixed assets                                         $100,909          16 years
Intangible assets:
   Lease origination value                $ 725                        22 years
   Lease absorption value                10,893                        22 years
   Goodwill                               5,232                             N/A
                                    ------------
   Total intangible assets                             16,850
                                                 -------------
Total assets                                          117,759
Asset retirement obligation                             (259)          22 years
                                                 -------------
Total                                                $117,500
                                                 =============

C. Reflects our condensed consolidated statement of operations for the year ended December 31, 2003, derived from our audited financial statements included in our Form S-11 dated as of June 2, 2004.

D1. Reflects revenues, direct site operating expenses and selling general and administrative costs of Lattice Acquisition for the year ended December 31, 2003 derived from the audited statement of revenue and certain expenses included elsewhere herein.


D2. Reflects depreciation, amortization and accretion for the year ended December 31, 2003 on the assets acquired as part of the Lattice Acquisition based on a purchase price of $115.0 million plus estimated expenses of $2.5 million.


                                                                       Estimated         Annual
                                                        Amount            Life          Expense
                                                        ------            ----          -------

Purchase price allocation:
Fixed assets                                          $100,909          16 years        $6,298
Intangible assets:
   Lease origination value                   $ 725                      20 years            36
   Lease absorption value                   10,893                      20 years           545
   Goodwill                                  5,232                           N/A             -
                                        -----------
   Total intangible assets                              16,850
                                                    -----------
Total assets                                           117,759
Asset retirement obligation                               (259)         23 years            23
                                                    -----------                       ----------
Total                                                 $117,500
                                                    ===========
Total depreciation, amortization
 and accretion                                                                          $6,902
                                                                                      ==========


D3. Reflects interest expense for the year ended December 31, 2003 related to the borrowings to finance the Lattice Acquisition, assuming an interest rate of 3.5%.

E. Reflects our condensed consolidated statement of operations for the nine months ended September 30, 2004, derived from our unaudited interim financial statements included in our Form 10-Q for the quarter ended September 30, 2004.

F1. Reflects revenues, direct site operating expenses and selling general and administrative costs of Lattice Acquisition for the nine months ended September 30, 2004 derived from the unaudited statements of revenue and certain expenses included elsewhere herein.

F2. Reflects depreciation, amortization and accretion for the nine months ended September 30, 2004 on the assets acquired as part of the Lattice Acquisition based on a purchase price of $115.0 million plus estimated expenses of $2.5 million.


                                                                Estimated      Nine Months
                                                 Amount            Life          Expense
                                                 ------            ----          -------
Purchase price allocation:
Fixed assets                                       $100,909       16 years        $4,723
Intangible assets:
   Lease origination value            $ 725                       20 years            27
   Lease absorption value            10,893                       20 years           409
   Goodwill                           5,232                            N/A             -
                                 -----------
   Total intangible assets                           16,850
                                                ------------
Total assets                                        117,759
Asset retirement obligation                            (259)      23 years            17
                                                ------------                  -----------
Total                                              $117,500
                                                ============
Total depreciation, amortization
 and accretion                                                                    $5,176
                                                                              ===========

F3. Reflects interest expense for the nine month period ended September 30, 2004 related to the borrowings to finance the Lattice Acquisition, assuming an interest rate of 3.5%.